                                  SCHEDULE 14A
                                 (RULE 14A-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                 EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

     Filed by the registrant /X/
     Filed by a party other than the registrant / /
     Check the appropriate box:
     / / Preliminary proxy statement
     /X/ Definitive proxy statement
     / / Definitive additional materials
     / / Soliciting material pursuant to Rule 14a-11(c) or Rule 14a-12

                            SEALED AIR CORPORATION
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

                            SEALED AIR CORPORATION
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)
Payment of filing fee (Check the appropriate box):
     /X/ $125 per Exchange Act Rule 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
     / / $500 per each party to the controversy pursuant to Exchange Act Rule
         14a-6(i)(3).
     / / Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and
         0-11.

     (1) Title of each class of securities to which transaction applies:

- --------------------------------------------------------------------------------
     (2) Aggregate number of securities to which transactions applies:

- --------------------------------------------------------------------------------
     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:1

- --------------------------------------------------------------------------------
     (4) Proposed maximum aggregate value of transaction:

- --------------------------------------------------------------------------------
     / / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registrations statement number, or the form or schedule and the date of its filing.

     (1) Amount previously paid:

- --------------------------------------------------------------------------------

     (2) Form, schedule or registration statement no.:

- --------------------------------------------------------------------------------
     (3) Filing party:

- --------------------------------------------------------------------------------
     (4) Date filed:

- --------------------------------------------------------------------------------
- ---------------
    (1)Set forth the amount on which the filing fee is calculated and state how it was determined.

                                     (LOGO)

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                                  MAY 20, 1994
                               ------------------

     The Annual Meeting of Stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), will be held on May 20, 1994 at 11:00 A.M., Eastern Daylight Savings Time, at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey 07662-5291, for the following purposes:

          1.  to elect directors;

          2. to ratify the appointment of KPMG Peat Marwick as the independent auditors of the Company for the fiscal year ending December 31, 1994; and

          3. to transact such other business as may properly come before the meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on March 23, 1994 as the record date for the determination of stockholders entitled to notice of and to vote at the Annual Meeting.

     A copy of the Company's 1993 Annual Report to Stockholders has been sent to all stockholders of record. Additional copies are available upon request.

     The Company invites you to attend the meeting so that management can review the past year with you, listen to your suggestions, and answer any questions you may have. In any event, because it is important that as many stockholders as possible be represented at the meeting, please review the attached Proxy Statement promptly and then complete and return the enclosed proxy in the accompanying post-paid, addressed envelope. If you attend the meeting, you may vote your shares personally even though you have previously mailed the enclosed proxy.

                                           By Order of the Board of Directors
                                                  ROBERT M. GRACE, JR.
                                                       Secretary

Saddle Brook, New Jersey
March 30, 1994

                             SEALED AIR CORPORATION
                                  PARK 80 EAST
                      SADDLE BROOK, NEW JERSEY 07662-5291

                                PROXY STATEMENT

                              DATED MARCH 30, 1994

                            ------------------------

                     FOR THE ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 20, 1994

                            ------------------------

                              GENERAL INFORMATION

     This Proxy Statement is being furnished to the stockholders of Sealed Air Corporation, a Delaware corporation (the "Company"), in connection with the solicitation of proxies for use at the Annual Meeting of Stockholders (the "Annual Meeting") to be held at the offices of the Company at Park 80 East, Second Floor, Saddle Brook, New Jersey at 11:00 A.M., Eastern Daylight Savings Time, on May 20, 1994 and at any adjournments thereof. The enclosed proxy is being solicited by the Board of Directors of the Company.

     Shares can be voted at the Annual Meeting only if the record owner of such shares duly executes and returns a proxy representing such shares or if the record owner of the shares votes in person or by proxy at the Annual Meeting. Shares represented by proxies so executed and returned will be treated as being present for the purpose of determining the presence of a quorum at the meeting. If a stockholder specifies on the proxy the manner in which such stockholder's shares are to be voted on a matter, the shares represented by the proxy will be voted in accordance with such specification. If a stockholder does not make such a voting specification, such shares will be voted in the manner recommended by the Board of Directors as indicated in this Proxy Statement and on the proxy.

     Stockholders who own shares through a brokerage firm, bank or other nominee should expect to be contacted by such institution for voting instructions. Under the rules of the New York Stock Exchange, Inc., brokers who hold shares in street name for customers have the authority to vote on certain items when they have not received instructions from their customers who are the beneficial owners of such shares. The Company understands that, unless instructed to the contrary by the beneficial owners of shares held in street name, brokers may exercise such authority to vote on the election of directors and the ratification of the appointment of the Company's auditors. Any shares owned through a brokerage firm, bank or other nominee that are not voted on any of the matters to be considered at the meeting will not be considered as present and entitled to vote at the meeting.

     A stockholder of record giving the enclosed proxy has the power to revoke it at any time before it is exercised by giving written notice to the Company bearing a later date than the proxy, by the execution and delivery to the Company of a subsequently dated proxy, or by voting in person at the Annual Meeting. Any stockholder may vote in person at the Annual Meeting whether or not he or she has previously given a proxy.

     Each participant in the Company's Profit-Sharing Plan will receive a separate voting instruction card requesting that the participant provide voting instructions to Bankers Trust Company, trustee for the Profit-Sharing Plan (the "Trustee"), for the shares of Common Stock allocated to his or her account in such Plan. The Trustee will vote such shares as directed by each participant who provides voting instructions to it. In accordance with the terms of such Plan, shares allocated to the accounts of participants who do not provide voting instructions will be voted by the Trustee in the same proportion as shares are voted for participants who provide voting instructions.

     This Proxy Statement and the enclosed proxy are first being mailed to stockholders on or about March 30, 1994.

                               VOTING SECURITIES

     The only voting securities of the Company are the outstanding shares of its common stock, par value $0.01 per share ("Common Stock"). As of March 23, 1994, 19,901,755 shares of Common Stock were issued and outstanding. Each stockholder is entitled to one vote for each share of Common Stock held. Only holders of record of Common Stock at the close of business on March 23, 1994 will be entitled to notice of and to vote at the Annual Meeting.

     A majority of such outstanding shares present in person or represented by proxy will constitute a quorum for the transaction of business at the Annual Meeting. Under the Company's By-Laws and the laws of the State of Delaware, directors are elected by a majority of the votes cast in the election, and the ratification of the appointment of auditors and any other matters to be considered at the Annual Meeting will be decided by the vote of the holders of a majority of the shares present in person or represented by proxy at the Annual Meeting.

     The following table sets forth, as of March 15, 1994, the number and percentage of outstanding shares of the Company's Common Stock (i) beneficially owned by each person known to the Company to be the beneficial owner of more than 5 percent of the then outstanding shares of Common Stock, (ii) beneficially owned, directly or indirectly, by each director and nominee for election as a director and by each of the executive officers of the Company named in the Summary Compensation Table set forth on page 7, and (iii) beneficially owned, directly or indirectly, by all directors and executive officers of the Company as a group. Except as indicated below, none of the directors or executive officers listed below beneficially owns more than 1% of the outstanding shares of Common Stock.

                                                                              PERCENTAGE
                                                         SHARES OF                OF
                                                        COMMON STOCK         OUTSTANDING
                  BENEFICIAL OWNER                   BENEFICIALLY OWNED      COMMON STOCK
- ---------------------------------------------------- ------------------      ------------
Dietche & Field Advisers, Inc.(1)...................     1,108,000                5.6%
  437 Madison Avenue
  New York, New York 10022
The Equitable Companies Incorporated(2).............     2,500,500               12.6%
  787 Seventh Avenue
  New York, New York 10019
Tiger Management Corporation(3).....................     1,194,102                6.0%
  101 Park Avenue
  New York, New York 10178..........................
John K. Armstrong...................................         5,400
John K. Castle......................................         4,668
Lawrence R. Codey...................................           800
T. J. Dermot Dunphy.................................       523,734(4)(5)          2.6%
Charles F. Farrell, Jr..............................        10,200(5)
David Freeman.......................................           700
Elmer N. Funkhouser III.............................       105,689(4)(5)
William V. Hickey...................................       110,025(4)
Shirley A. Jackson..................................         2,400
Warren H. McCandless................................        63,897(4)
Alan H. Miller......................................       221,210                1.1%
Robert L. San Soucie................................         3,600(5)
Dale Wormwood.......................................        71,588(4)
All directors and executive officers as a group (20
  persons)..........................................     1,394,048(6)             7.0%

- ------------

(1) Dietche & Field Advisers, Inc. has indicated in a Schedule 13G dated March 15, 1994 that it is the beneficial owner of such shares with sole voting power as to such shares.

(2) An Amendment No. 6 to Schedule 13G dated February 9, 1994 was filed by The Equitable Companies Incorporated ("Equitable") and by certain associated companies, including Alpha Assurances I.A.R.D. Mutuelle, Alpha Assurances Vie Mutuelle, AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle and Uni Europe Assurance Mutuelle, as a group, and AXA, indicating beneficial ownership of such shares held by Equitable's subsidiaries Alliance Capital Management, L.P. and Donaldson, Lufkin & Jenrette Securities Corporation, with sole voting power as to 1,860,500 shares, shared voting power as to 19,500 shares, sole investment power as to 2,499,900 shares and shared investment power as to 600 shares.

(3) Tiger Management Corporation ("TMC") has indicated in an Amendment No. 2 to
    Schedule 13G dated February 10, 1994 that it is the beneficial owner of such shares, with sole voting and dispositive power as to such shares. Such Amendment No. 2 to Schedule 13G indicates that Julian H. Robertson, Jr., the majority shareholder of TMC, is the beneficial owner, with shared dispositive power, of 45,000 shares. Such Amendment also states that Mr. Robertson is the chairman, director and controlling shareholder of a corporation that is the sole general partner of Panther Management Company, L.P., a registered investment advisor that is the beneficial owner of 89,100 shares, with sole voting and dispositive power as to such shares.

(4) This figure includes approximately 33,134, 5,289, 6,225, 3,497, 3,788 and 92,085 shares of Common Stock held in the Company's Profit-Sharing Plan trust fund, with respect to which Messrs. Dunphy, Funkhouser, Hickey, McCandless and Wormwood and the executive officers of the Company who participate in such Plan as a group, respectively, may, by virtue of their participation in such Plan, be deemed to be beneficial owners. The participants in such Plan include, in general, all full-time employees of the Company except employees who are covered by collective bargaining agreements that do not provide for their participation. As of March 15, 1994, approximately 1,180,500 shares of Common Stock were held in the trust fund under such Plan, constituting approximately 5.9% of the outstanding shares of Common Stock. Bankers Trust Company, the trustee of such Plan, filed a Schedule 13G dated February 14, 1994 in which it disclaimed beneficial ownership of the shares of Common Stock held as trustee of such Plan. Beneficial ownership of such shares by the Profit-Sharing Plan is also disclaimed.

(5) The number of shares held by Mr. Dunphy includes 35,400 shares held by him as custodian for certain of his children. The number of shares held by Mr. Farrell includes 5,600 shares held in a revocable retirement trust of which he is the trustee and sole beneficiary. The number of shares held by Mr. Funkhouser includes 1,600 shares held by him as custodian for one of his children. Mr. San Soucie shares investment and voting power as to 1,560 of the shares beneficially owned by him with his wife.

(6) This figure includes, without duplication, all of the outstanding shares referred to in notes (4) and (5) above.

                             ELECTION OF DIRECTORS

     At the Annual Meeting, the stockholders of the Company will elect the whole Board of Directors to serve for the ensuing year and until their respective successors are elected and qualify. The Board of Directors has designated as nominees for election the eight persons named under "Information Concerning Nominees" below. All such nominees currently serve as directors of the Company.

     John K. Armstrong, a director since 1977, is not standing for re-election to the Board of Directors and will be retiring as a director at the Annual Meeting. Upon Mr. Armstrong's retirement from the Board, the size of the Board will be reduced from nine to eight directors. The Board wishes to express its appreciation to Mr. Armstrong for his many years of dedicated service to the Company.

     The shares represented by the enclosed proxy will be voted in favor of the election as directors of the eight nominees named below unless otherwise specified on the proxy. If any nominee becomes unavailable for any reason or if a vacancy should occur before the election (which events are not anticipated), the shares represented by the enclosed proxy may be voted in favor of such other person as may be determined by the holders of such proxies.

                        INFORMATION CONCERNING NOMINEES

     The information appearing in the following table sets forth each nominee's business experience during the past five years, the year in which such nominee first became a director, and such nominee's age.

                                                                              DIRECTOR
            NAME                          BUSINESS EXPERIENCE                  SINCE        AGE
- ---------------------------- ----------------------------------------------   --------      ----
John K. Castle (2)           Chairman and Chief Executive Officer of Castle     1971         53
                             Harlan, Inc., a merchant banking firm, and
                             President and Chief Executive Officer of
                             Branford Castle, Inc., a holding company.
                             Director of Delaware Holdings, Inc., Delaware
                             Mutual Funds, INDSPEC Chemical Corporation,
                             Quantum Restaurant Group, Inc. and UNC Inc.
Lawrence R. Codey (1)        President and Chief Operating Officer since        1993         49
                             September 1991 and previously Senior Vice
                             President-Electric of Public Service Electric
                             and Gas Company, a public utility. Director of
                             Public Service Enterprise Group Incorporated,
                             the Trust Company of New Jersey, and United
                             Water Resources Inc.
T. J. Dermot Dunphy          President and Chief Executive Officer of the       1969         61
                             Company. Director of INDSPEC Chemical
                             Corporation, OSi Specialties, Inc., Public
                             Service Enterprise Group Incorporated, and UJB
                             Financial Corp.
Charles F. Farrell, Jr. (2)  President of Crystal Creek Partners, Ltd., an      1971         63
                             investment management and business consulting
                             firm. Until August 1990, President of the
                             Thermador/Waste King Division of Masco Corp.,
                             a manufacturer of home improvement and
                             furnishing products. Director of Luminall
                             Paints, Inc. (3)
David Freeman (2)            President since February 1991 and Chief            1993         49
                             Executive Officer since April 1993 of Loctite
                             Corporation, a manufacturer of adhesives and
                             sealants. He has held senior management
                             positions with Loctite Corporation for more
                             than five years. Director of Loctite Corpora-
                             tion.
Shirley A. Jackson (1)       Professor of Physics, Rutgers University.          1992         47
                             Previously (part-time since September 1991),
                             research physicist at AT&T Bell Laboratories,
                             which performs research and development for
                             American Telephone and Telegraph Company.
                             Director of CoreStates Financial Corporation,
                             New Jersey Resources Corporation, and Public
                             Service Enterprise Group Incorporated.
Alan H. Miller (2)           President and Chief Executive Office of Laird,     1984         60
                             Inc., a manufacturer of specialty folding
                             cartons and special commercial printing and a
                             distributor of rigid plastics. Director of The
                             Laird Group, PLC.
Robert L. San Soucie (1)     Managing Director of MRV Financial Associates,     1971         66
                             a financial and management consulting firm.

- ------------

(1) Member of the Audit Committee of the Board of Directors. Mr. San Soucie serves as the chairman of such committee. Mr. Armstrong is also currently a member of such committee.

(2) Member of the Organization and Compensation Committee of the Board of Directors. Mr. Miller serves as the chairman of such committee.

(3) Mr. Farrell has advised the Company that from September 1990 to May 1991, he served as chief operating officer of The Exhibit Place, Inc., a corporation not affiliated with the Company, and that an involuntary petition in bankruptcy was filed with respect to that corporation in mid-1991.

                 MEETINGS AND COMMITTEES OF THE BOARD OF DIRECTORS

     The Company's Board of Directors maintains an Audit Committee and an Organization and Compensation Committee. The members of such committees are directors who are neither officers nor employees of the Company. The Board of Directors has not established a nominating committee.

     The principal responsibilities of the Audit Committee are to advise the Board of Directors as to the selection of auditors, to confer with the firm appointed to audit the books and accounts of the Company and its subsidiaries and to determine, and from time to time report to the Board of Directors upon, the scope of such auditing.

     The principal responsibilities of the Organization and Compensation Committee are to determine the compensation of the executive officers of the Company and other employees with a base annual salary of $80,000 or more, to administer the Company's Contingent Stock Plan and to authorize the issuance of shares of the Company's Common Stock under the Contingent Stock Plan, to perform the duties and responsibilities of the Board of Directors under the Company's Profit-Sharing Plan (except the authority to determine the amount of the Company's annual contribution to such Plan) and its Thrift and Tax-Deferred Savings Plan, and to consider and advise the Board of Directors from time to time with respect to the organization and structure of the management of the Company. Such Plans are discussed under "Executive Compensation" below.

     During 1993, the Board of Directors held six meetings, the Audit Committee held three meetings, and the Organization and Compensation Committee held two meetings (excluding in each case actions by unanimous written consent). All members attended at least 75% of the aggregate number of meetings of the Board and the committees on which they served.

                            DIRECTORS' COMPENSATION

     Each member of the Board of Directors who is neither an officer nor employee of the Company receives an annual retainer fee for serving as a director. The Restricted Stock Plan for Non-Employee Directors (the "Directors Stock Plan"), described below, provides for the payment of such annual retainer in shares of the Company's Common Stock. During 1993, each eligible director who was elected at the 1993 Annual Meeting of Stockholders received an annual retainer grant of 600 shares of Common Stock at a price of $1.00 per share.

     In addition, each member of the Audit Committee and the Organization and Compensation Committee receives a retainer fee of $2,000 per year for serving as a member of such committee, and the chairman of each such committee receives an additional retainer fee of $1,500 per year for serving as such. Each director who is neither an officer nor an employee of the Company also receives a fee of $750 for each board or committee meeting attended. These fees are paid in cash in quarterly installments. All directors are reimbursed for expenses incurred in attending board or committee meetings.

     The Directors Stock Plan provides for certain automatic grants of shares of the Company's Common Stock to each director of the Company who is neither an officer nor an employee of the Company. Each of the nominees for director other than Mr. Dunphy is eligible for awards under the Directors Stock Plan. An initial grant of 500 shares of Common Stock is awarded to each new eligible director who has not been an officer or employee of the Company or any of its subsidiaries within 12 months before his or her election as a director.

     An annual grant of shares of Common Stock (the annual retainer grant referred to above), consisting of a number of shares determined by dividing $15,000 by the then current market price per share and rounding to the nearest hundred shares, is awarded to each eligible director upon election at each annual meeting of the stockholders. In addition to an initial grant of Common Stock, an interim grant is awarded to any eligible director who is elected other than at an annual meeting. The number of shares comprising an interim grant is determined by taking a fraction of the number of shares obtained by dividing $15,000 by the then current market price per share, where the fraction corresponds to the fraction of the annual period remaining from the date of election until the next annual meeting of stockholders, and rounding the result to the nearest hundred shares. Prior to the issuance of Common Stock to an eligible director, the director must pay the Company an issue price equal to the lesser of $1.00 per share and ten percent (10%) of the market price per share, but not less per share than the par value per share of the Common Stock. All grants to date under the Directors Stock Plan have been made at an issue price of $1.00 per share.

     Messrs. Codey and Freeman each received an initial grant of 500 shares and an interim grant of 200 shares of Common Stock upon their election as directors on December 16, 1993.

     Shares of Common Stock issued under the Directors Stock Plan may not be sold, transferred or encumbered while the director serves on the Board of Directors. During this period, the director is entitled to receive any dividends or other distributions in respect of shares of Common Stock and has voting rights in respect of such shares. The restrictions on the disposition of shares issued pursuant to the Directors Stock Plan terminate upon the occurrence of any of certain events related to change of control of the Company that are specified in the Directors Stock Plan.

                             EXECUTIVE COMPENSATION

SUMMARY COMPENSATION TABLE

                                                                    LONG-TERM
                                                                   COMPENSATION
                                                                   ------------
                                          ANNUAL COMPENSATION(1)    CONTINGENT
                                          ----------------------      STOCK          ALL OTHER
  NAME AND PRINCIPAL POSITION    YEAR      SALARY        BONUS      AWARDS(2)     COMPENSATION(3)
- -------------------------------  -----    ---------    ---------   ------------   ---------------
T. J. Dermot Dunphy............   1993    $ 363,600    $ 240,000    $1,350,000        $31,752
  President and Chief             1992      363,600      180,000           -0-         28,391
  Executive Officer               1991      348,600      240,000       800,000
Elmer N. Funkhouser III........   1993    $ 203,600    $  60,000    $  450,000        $28,752
  Senior Vice                     1992      201,933       60,000           -0-         25,391
  President                       1991      189,433       70,000       256,000
William H. Hickey..............   1993    $ 177,267    $  65,000    $  450,000        $24,907
  Senior Vice                     1992      168,600       50,000           -0-         21,981
  President-Finance               1991      156,933       60,000       384,000
Warren H. McCandless...........   1993    $ 170,267    $  62,000    $  450,000        $24,239
  Senior Vice                     1992      161,933       48,000           -0-         21,133
  President                       1991      151,933       50,000           -0-
Dale Wormwood..................   1993    $ 170,267    $  70,000    $  485,000        $25,993
  Senior Vice                     1992      161,933       50,000           -0-         23,122
  President                       1991      149,433       60,000       256,000

- ------------

(1) Annual compensation is reported in this table before deducting before-tax contributions deferred pursuant to Section 401(k) of the Internal Revenue Code for the accounts of the named executive officers under the Company's Thrift and Tax-Deferred Savings Plan (the "Thrift Plan"), discussed in note 3 below. Perquisites and other personal benefits, or securities or property paid or accrued during each of 1992 and 1993 not otherwise reported, did not exceed for any named executive officer the lesser of $50,000 or 10% of the annual salary and bonus reported in the Summary Compensation Table for that individual.

(2) Represents the fair market value on the date of award of awards made under the Company's Contingent Stock Plan after deducting the purchase price of the shares covered by such award. The total number of unvested shares held by each of the named executive officers and their fair market value as of December 31, 1993 are as follows: Mr. Dunphy: 135,600 shares; $4,288,350; Mr. Funkhouser: 45,600 shares; $1,442,100; Mr. Hickey: 49,800 shares; $1,574,925; Mr. McCandless: 24,600 shares; $777,975; and Mr. Wormwood:
    42,400 shares; $1,340,900. Such awards, all of which were granted with a vesting period of three years, vest as follows:

                                                1994         1995        1996
                                               -------       ----       ------
T. J. Dermot Dunphy..........................   75,600        -0-       60,000
Elmer N. Funkhouser III......................   25,600        -0-       20,000
William V. Hickey............................   29,800        -0-       20,000
Warren H. McCandless.........................    4,600        -0-       20,000
Dale Wormwood................................   22,400        -0-       20,000

     During the vesting period, pursuant to the terms of such Plan, recipients of awards are entitled to receive any dividends or other distributions with respect to the unvested shares they hold.

(3) Includes in each of 1992 and 1993 Company contributions to the Company's Profit-Sharing Plan, matching contributions under the Company's Thrift Plan, and premiums paid by the Company for supplemental universal life insurance policies owned by the named executive officers. For 1993, such amounts were as follows:

                                          1993                         1993
                                        PROFIT-         1993         INSURANCE
                                        SHARING        THRIFT        PREMIUMS
                                        --------       ------        --------
T.J. Dermot Dunphy....................  $ 18,867       $3,385         $9,500
Elmer N. Funkhouser III...............    18,867        3,385         $6,500
William V. Hickey.....................    18,181        3,626         $3,100
Warren H. McCandless..................    17,461        3,878         $2,900
Dale Wormwood.........................    17,621        3,822         $4,550

         The aggregate amount that may be set aside pursuant to the Profit-Sharing and Thrift Plans for the benefit of any individual in each year is subject to limitations imposed by the Internal Revenue Code, as amended (the "Code"). The Company makes an annual contribution to the Profit-Sharing Plan in an amount determined by the Board of Directors. Subject to the limitations imposed by the Code, such contribution is allocated to each participant's account in the Plan in the proportion that such participant's annual compensation bears to the aggregate annual compensation of all participants in the Plan. Participants' interests in their accounts in the trust fund under the Plan vest over a period of 60 months of service with the Company. Each of the listed executive officers has more than 60 months of service with the Company. For additional information concerning the Profit-Sharing Plan, see "General Information" and "Voting Securities" above. In general, all employees of the Company with at least six months of employment are eligible to participate in the Thrift Plan, except employees who are covered by collective bargaining agreements that do not provide for their participation. Participants may, subject to limitations imposed by law, contribute to the Thrift Plan by payroll deduction up to 10% of their annual compensation on an after-tax basis or on a before-tax basis pursuant to Section 401(k) of the Code. The Company makes a matching contribution to the Thrift Plan equal to 50% of the participant's contributions up to a maximum amount in any year of 3% of the participant's annual compensation. Such matching contributions vest after 24 months of Plan participation. Each of the listed executive officers has participated in the Thrift Plan for more than 24 months. Under applicable rules of the Securities and Exchange Commission, information for years prior to 1992 is not required to be included in this column.

REPORT OF ORGANIZATION AND COMPENSATION COMMITTEE
ON EXECUTIVE COMPENSATION

     The Company's executive compensation program consists of salaries, annual bonuses tied to performance, and periodic awards under the Company's Contingent Stock Plan. The Company's executive compensation philosophy is to provide executive salaries that, based upon such sources of information (including compensation surveys) as the Committee considers to be reliable and its own judgment, are intended to be relatively modest when compared with manufacturing companies of comparable size and annual bonuses that are intended to be somewhat higher than those provided by such other companies. The Committee believes that the compensation paid to the named executive officers is consistent with that intention. As long-term incentive compensation, it is also part of the Company's philosophy to make substantial awards of Common Stock under the Contingent Stock Plan to the named executive officers as well as to other executives when, in the judgment of the Committee, it is appropriate to do so.

     This program is designed to provide appropriate incentives toward the achievement of the Company's annual and long-term strategic objectives, to support a performance-oriented environment based on the attainment of goals and objectives that are intended to benefit the Company and its stockholders, to create an identity of interests between the Company's executive officers and the stockholders, and to attract or retain key executives who are important to the Company's long-term success. The Committee believes that this program effectively provides these incentives as evidenced by the Company's long-term record of growth and enhancement of stockholder value.

     Salaries and Annual Bonuses

     As noted elsewhere in this Proxy Statement, the Committee is responsible for determining the compensation of the executive officers of the Company as well as other executives with base salaries in excess of $80,000. The Committee conducted an annual compensation review during the first quarter of 1993. In connection with such review, the Company's chief executive officer submitted recommendations to the Committee with respect to the other named executive officers as well as the other executives whose compensation is determined by the Committee. Following a review of such recommendations, the Committee approved 1992 cash bonuses and 1993 salary rates for the named executive officers as well as such other executives with such modifications to the chief executive officer's recommendations as the Committee deemed appropriate, none of which were material. Salary adjustments for the named executive officers are determined principally by growth of or changes in the responsibilities of the particular named executive officer as well as by the Committee's evaluation of changes in the market demand for executives of the capability and experience employed by the Company in the context of the total compensation paid to the particular named executive officer.

     The Committee evaluates the performance of the chief executive officer, reviews its evaluation with him, and based on such evaluation and review determines his compensation and performance and bonus objectives. The Committee and the chief executive officer believe that his annual compensation should be weighted somewhat toward annual incentive compensation in the form of cash bonuses rather than salary but that, on an overall basis, his compensation should be weighted more heavily toward long-term incentive compensation derived from equity ownership in the Company through the Contingent Stock Plan. Accordingly, Mr. Dunphy's salary, which was last increased in 1991, remained at the same rate in 1993 as that established in 1991. Salary increases in 1993 for the other executive officers named in the Summary Compensation Table ranged from zero to 5%. These salary increases were based primarily upon the factors discussed above.

     In connection with the annual compensation review conducted in the first quarter of 1993, based upon recommendations submitted to the Committee by the chief executive officer and the Committee's determination of Mr. Dunphy's performance objectives, the Committee also established 1993 annual cash bonus objectives that were tied to corporate and personal performance goals for 1993. The Committee endeavors to set such annual cash bonus objectives at a level that links a substantial portion of each individual's annual cash compensation to the attainment of such performance goals, with the intention of providing appropriate incentives to their attainment.

     The principal measure of corporate performance that is used to establish annual cash bonuses is the extent to which the Company's business plan for the year in question, which is developed prior to the beginning of such year by management and approved by the Board of Directors, is attained. No single measure of financial performance is relied upon exclusively to measure attainment of the Company's business plan. However, the greatest weight is given to the achievement of budgeted targets for net sales, operating income, net earnings, and measures of expense control and balance sheet management including cash flow measures such as earnings before taxes, interest, depreciation and amortization (commonly referred to as "EBDITA"). The Company does not make its business plan public, nor does the Company make public projections of its financial performance. Accordingly, the specific financial targets upon which such annual cash bonus objectives are based are not publicly available. However, in 1993, the Company substantially achieved and, in certain respects, exceeded its financial objectives.

     In addition to the corporate performance goals discussed above, the Company's chief executive officer is evaluated based on his demonstration of leadership in providing strategic direction to the Company, in developing and maintaining an effective management team for the Company, and on his effectiveness in communicating and implementing a strong corporate culture and vision both within and outside of the Company. The other named executive officers are also evaluated based upon their attainment of individualized management goals within their particular areas of responsibility which, in the case of the named executive officers who have overall responsibility for operating units of the Company, include such operating unit's achievement of its own financial targets.

     Bonus awards for 1993 were determined in the first quarter of 1994 based on an evaluation of the Company's financial performance during 1993 against its 1993 business plan as well as the Committee's evaluation of each individual's degree of attainment of such individual's other performance goals for 1993. The Committee does not apply fixed weightings to corporate performance goals or personal performance goals in determining the amount of cash bonus awards, although the Committee generally places greater emphasis on financial performance than on the attainment of other personal performance objectives.

     As a consequence, following a review of recommendations made to the Committee by the Company's chief executive officer and after weighing the degree of attainment of these objectives in 1993 as well as the degree of attainment by each of the named executive officers of their other 1993 goals and objectives, and following the Committee's review and evaluation of Mr. Dunphy's performance, the Committee awarded the cash bonuses to each of the named executive officers for 1993 that are set forth in the Summary Compensation Table, made 1994 salary adjustments for such individuals, and set 1994 annual cash bonus objectives for such individuals with such modifications to the chief executive officer's recommendations as the Committee deemed appropriate, none of which were material. Such 1993 cash bonuses were based primarily on the factors discussed above, and in the case of the chief executive officer also reflect his development of a new growth strategy for the Company which, in the opinion of the Committee, the chief executive officer and the management of the Company have begun to implement effectively.

     Contingent Stock Plan

     The Company's Contingent Stock Plan, which has been in effect since 1976, is intended to provide an effective method of motivating performance of key employees, including executive officers of the Company, and of creating an identity of interests in participating employees with the interests of the stockholders. The Plan provides for the award of shares to such key employees of the Company or any of its subsidiaries as the Committee determines to be eligible for awards.

     Shares of Common Stock issued under this Plan are subject to an option in favor of the Company for three years after they are awarded to repurchase the shares upon payment of an amount equal to the price at which such shares were issued, which in all cases to date has been $1.00 per share. This option is exercisable by the Company only upon the termination of an employee's employment during such three-year period other than as a result of death or total disability. Such option terminates upon the occurrence of any of certain events related to change of control of the Company that are specified in the Plan. Shares of Common Stock issued pursuant to this Plan may not be sold, transferred or encumbered by the employee while the Company's option to repurchase the shares remains in effect.

     Awards are made under the Contingent Stock Plan both to reward short-term performance with equity-based compensation and to motivate the recipient's long-term performance. The Committee has not followed the practice of making annual awards to individuals who have been determined to be eligible to participate in the Plan. However, the Committee periodically reviews the stock ownership of key employees and, when it deems it appropriate, makes awards under the Plan to reflect the contributions of those individuals to specific Company achievements and to provide motivation toward the achievement of additional strategic objectives.

     Based on such a review made in 1993 and after considering recommendations made by the Company's chief executive officer, the Committee made awards in 1993 to each of the named executive officers, which awards are listed in the Summary Compensation Table. In making such awards, the Committee took into account the contributions of each of the named executive officers to the Company's growth and financial performance since the recapitalization effected by the Company in May 1989, the Company's successful implementation of the principles of World Class Manufacturing, and the enhancement of stockholder value achieved as a result of these efforts. In the case of the chief executive officer, the Committee also took into account the formulation under his leadership of the new growth strategy for the Company that is mentioned above.

     The number of shares covered by each such award was set at a level that, in the Committee's judgment, reflected meaningful recognition of each named executive officer's contributions to such efforts. In addition, although awards under this Plan are not subject to the attainment of future performance goals or objectives as a condition to their vesting, the Committee believes that the Company's senior management has been motivated in the past to achieve strategic objectives through equity ownership derived from the Contingent Stock Plan, and it believes that senior management will be equally motivated to achieve new strategic objectives following these awards.

     Since the vesting of awards under the Contingent Stock Plan is not subject to the attainment of performance objectives, it is possible that awards under this Plan to named executive officers, when taken in conjunction with their annual compensation, could become subject to the limitations of Section 162(m) of the Internal Revenue Code of 1986, as amended, under which the Company may deduct in any year beginning after December 31, 1993, subject to certain exceptions, only $1 million of compensation payable to any named executive officer. The Company has not yet completed its evaluation of the potential impact of this law on its executive compensation program.

     Stock Performance

     While the Committee takes note of the performance of the Company's Common Stock in its compensation decisions, it does not consider such performance to be a principal determinant in making such decisions since total return to stockholders reflected in the performance of the Company's stock price is subject to factors affecting the securities markets that are unrelated to the Company's performance.

     The Committee believes that, by measuring management's performance and compensating management based upon factors relating to the Company's growth and profitability and the contributions of each of its executives to the achievement of the Company's objectives, appropriate incentives are provided to align management's interests with the long-term growth and development of the Company as well as the interests of its stockholders. The Committee also believes that there are many ways by which the named executive officers as well as other executives in the Company contribute to building a successful company and that, while the results of those efforts eventually appear in the financial statements or are reflected in the Company's stock price, many of the long-term strategic decisions made in pursuing the Company's growth and development have little visible impact in the short term.

     The Committee notes that the performance of the Company's Common Stock in the five-year period ending December 31, 1993 has exceeded that of both the Standard & Poor's 500 Stock Index and the peer group index shown in the performance table appearing below. Stockholders of the Company who held shares of the Company's Common Stock throughout the period had a total return of 313% (or an annual compounded return of 33%). This total return compares to a five-year total return of 95% (or an annual compounded return of 14%) for the Standard & Poor's 500 Stock Index and a five-year total return of 43% (or an annual compounded return of 7%) for the peer group index shown in the performance table appearing below.

                                         Organization and Compensation Committee
                                             of the Board of Directors
                                                   Alan H. Miller, Chairman
                                                   John K. Castle
                                                   Charles F. Farrell, Jr.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     None of the members of the Organization and Compensation Committee has been an officer or employee of the Company or any of its subsidiaries. Until the end of 1983, Mr. Miller was the President of Cellu-Products Company, a corporation that the Company acquired in October 1983.

     In December 1993, Mr. Codey was elected a member of the Company's Board of Directors. Mr. Codey is the President and Chief Operating Officer of Public Service Electric and Gas Company. Mr. Dunphy is a member of the Organization and Compensation Committee of the Board of Directors of Public Service Enterprise Group Incorporated, the parent company of Public Service Electric and Gas Company. Such committee administers the compensation program for executive officers of Public Service Electric and Gas Company.

COMMON STOCK PERFORMANCE COMPARISON

     The following graph compares for the five years ended December 31, 1993 the cumulative total return on an investment of $100 assumed to have been made on December 31, 1988 in the Company's Common Stock (after giving effect to a two-for-one stock split effected in 1992 for all periods presented) with that of comparable investments assumed to have been made on such date in (a) the Standard & Poor's 500 Stock Index and (b) an arithmetic average of the chemicals (specialty) segment and the containers-paper segment of such index (the "peer group index"), the two market segments with which the Company is usually compared by the investment community.

     Total return for each assumed investment assumes the reinvestment of all dividends on December 31 of the year in which such dividends were paid. Dividends paid by the Company include a special cash dividend of $40 per share paid on May 11, 1989 on shares of Common Stock then outstanding, the full amount of which is assumed to have been reinvested in the Company's Common Stock on December 31, 1989.

                                                                   Composite
                                                                   Chemicals
                                                                  (Specialty)
      Measurement Period          Sealed Air     S&P 500 Stock    Containers-
    (Fiscal Year Covered)         Corporation        Index        Paper Index
    ---------------------         -----------    -------------    -----------
1988                                       100             100             100
1989                                     133.0           131.2           116.9
1990                                     163.2           127.1            94.0
1991                                     295.5           165.3           159.3
1992                                     328.1           177.5           153.9
1993                                     413.0           195.2           143.2

                             SELECTION OF AUDITORS

     The Company, after authorization by the Board of Directors, has appointed KPMG Peat Marwick ("Peat Marwick") to serve as the Company's auditors for the fiscal year ending December 31, 1994, subject to the approval of the stockholders. Proxies received in response to this solicitation will, in the absence of contrary specification, be voted in favor of ratification of such appointment. Peat Marwick has acted in such capacity since 1963 and is considered well qualified.

     A representative of Peat Marwick is expected to be present at the Annual Meeting. Such representative will have the opportunity to make a statement if he or she desires to do so and will be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

               STOCKHOLDER PROPOSALS FOR THE 1995 ANNUAL MEETING

     In order for stockholder proposals for the 1995 Annual Meeting of Stockholders to be eligible for inclusion in the Company's Proxy Statement, they must be received by the Company at its principal office in Saddle Brook, New Jersey, directed to the attention of the Secretary, no later than December 1, 1994.

                                 OTHER MATTERS

     The expenses of preparing, printing and mailing this notice of meeting and proxy material and all other expenses of soliciting proxies will be borne by the Company. Morrow & Co., Inc., New York, New York, will solicit proxies by personal interview, mail, telephone, facsimile, telex and other means of electronic transmission and will request brokerage houses, banks and other custodians, nominees and fiduciaries to forward soliciting material to the beneficial owners of the Common Stock held of record by such persons. The Company will pay Morrow & Co., Inc. a fee of $5,000 covering its services and will reimburse Morrow & Co., Inc. for payments made to brokers and other nominees for their expenses in forwarding soliciting material. In addition, directors, officers and employees of the Company, who will receive no compensation in addition to their regular salary, if any, may solicit proxies by personal interview, mail, telephone, facsimile or other means of electronic transmission.

     The Company does not know of any matters to be presented at the meeting other than those set forth in this Proxy Statement. However, if any other matters come before the meeting, it is intended that the holders of the proxies may use their discretion in voting thereon.

                                            By Order of the Board of Directors
                                                   ROBERT M. GRACE, JR.
                                                        Secretary

Saddle Brook, New Jersey
March 30, 1994

                                    PROXY

                            SEALED AIR CORPORATION

     PROXY - SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF THE COMPANY

The undersigned appoints T.J. Dermot Dunphy, Robert M. Grace, Jr. and H. Katherine White, or a majority of such thereof as shall act (or if only one shall act, then that one)(the "Proxy Committee"), proxies with power of substitution, to vote all the common stock of Sealed Air Corporation (the "Company") registered in the name of the undersigned at the Annual Meeting of Stockholders to be held at the offices of the Company at Park 80 East, Saddle Brook, New Jersey on May 20, 1994 at 11:00 A.M., Eastern Daylight Savings Time, and at any adjournments thereof.

Election of Directors, Nominees:               (changes of address/comments)

J.K. Castle, L.R. Codey,                       _____________________________
T.J.D. Dunphy, C.F. Farrell, Jr.,              _____________________________
D. Freeman, S.A. Jackson,                      _____________________________
A.H. Miller, R.L. San Soucie                   _____________________________
                                               (If you have written in the
                                                above space, please mark the
                                                corresponding box on the
                                                reverse side of this card)

YOU ARE ENCOURAGED TO SPECIFY YOUR CHOICES BY MARKING THE APPROPRIATE BOXES (SEE REVERSE SIDE), BUT YOU NEED NOT MARK ANY BOXES IF YOU WISH TO VOTE IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS. THE PROXY COMMITTEE CANNOT VOTE YOUR SHARES UNLESS YOU SIGN AND RETURN THIS CARD. PLEASE SIGN ON THE REVERSE SIDE AND MAIL IN THE ENCLOSED ENVELOPE. NO POSTAGE IS REQUIRED.

                                                           SEE REVERSE SIDE

/X/  PLEASE MARK YOUR                                                  1386
     VOTES AS IN THIS
     EXAMPLE.

        THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DESCRIBED HEREIN. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR ELECTION OF ELECTION OF ALL NOMINEES FOR DIRECTOR AND FOR PROPOSAL 2.

1. Election of Directors (see reverse)

       FOR           WITHHELD
       / /             / /

   For, except vote withheld from the following nominee(s):

   _______________________________________________________


2. Ratification of the appointment of KPMG Peat Marwick as the independent auditors for the year ending December 31, 1994.

       FOR           AGAINST      ABSTAIN
       / /             / /          / /

3. In accordance with the Proxy Committee's discretion, upon such other matters as may properly come before the meeting.



Please mark this box if you have noted a change of address or any comments in the space on the reverse side of this card.

       / /

The signer hereby revokes all proxies heretofore given by signer to vote at said meeting or any adjournments thereof. Receipt is hereby acknowledged of the Proxy Statement dated March 30, 1994.



SIGNATURE(S) ______________________________________  DATE  _____________

NOTE: Please sign exactly as name appears hereon. Joint owners should each sign. Executors, administrators, trustees, etc. should give full title as such. If signing in a corporate capacity, please sign full corporate name by a duly authorized officer.